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                                  EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.33-91296, Form S-8 No. 333-56125 and Form S-8 No. 333-39700)
pertaining to the Bull Run Corporation 1994 Long Term Incentive Plan, the Registration Statement (Form S-8 No. 33-91298) pertaining to the Bull Run Corporation Non-Employee Directors' 1994 Stock Option Plan, and Registration Statement (Form S-8 No. 33-101369) pertaining to the Host Communications, Inc. Profit Sharing Savings Plan, of our report dated November 25, 2003, with respect to the consolidated financial statements and schedule of Bull Run Corporation included in the Annual Report (Form 10-K) of Bull Run Corporation for the year ended August 31, 2003, filed with the Securities and Exchange Commission.



PRICEWATERHOUSECOOPERS LLP

Atlanta, Georgia
November 28, 2003